Exhibit 10.24
CONSULTING AND SEPARATION AGREEMENT
     This Consulting and Separation Agreement (“Agreement”) is made and entered into by and between Dick’s Sporting Goods, Inc., (“Employer”) and Gary M. Sterling (“Employee”):
WITNESSETH:
     WHEREAS, the Employer retained Sterling as an employee on July 1, 1996; and
     WHEREAS, the Employer and Sterling have agreed that Sterling shall become a consultant to the Employer effective February 1, 2006, and that Sterling’s employment and consulting relationship with the Employer shall be terminated effective January 31, 2007, on the terms and conditions set forth herein; and
     WHEREAS, the Employer and Sterling now desire to settle all matters pertaining to, arising from and associated with Sterling’s employment with and separation from employment with the Employer;
     NOW, THEREFORE, in consideration of the severance and other payments, and the other covenants and agreements, set forth herein, receipt and sufficiency of which are hereby acknowledged by both parties, it is agreed as follows:
1. CONSULTING
     (a) Sterling and the Employer hereby agree that Sterling shall cease to be the Employer’s Senior Vice President of Merchandising on February 1, 2006 (the “Consulting Date”), and shall become an employee consultant to the Employer on such date, and shall serve as an employee consultant until the Termination Date (as defined in paragraph 2). Sterling shall continue to report for work and complete outstanding assignments through the Consulting Date and shall cooperate with other members of management of the Employer in the transition of his responsibilities to other employees of the Employer. From and after the Consulting Date, Sterling shall perform such duties as are assigned to him by the Chief Executive Officer of the Employer, but he shall not be required to report to work at the Employer’s offices unless directed to do so by the Chief Executive Officer.
2. TERMINATION
     (a) Sterling’s employment and consulting relationship with the Employer shall be terminated effective January 31, 2007 (the “Termination” Date”).
3. BENEFITS; BONUS PAYMENT
     (a) Employer shall continue to provide Employee with health insurance coverage under the Employer’s employee plans for the period beginning on the Consulting Date and ending on the Termination Date (Benefits Extension Period). If the cost of the covered benefits increases after the Consulting Date, then the amount to be contributed by Employee shall increase accordingly. To the extent that Employee is required to contribute all or a portion of the premiums for the covered plans, such amounts will be payable at the beginning of each calendar quarter and will be billed by Employer.
As of the Termination Date, Employee’s health insurance coverage shall cease. At that time,

Employer will provide information to Employee regarding Employee’s lights to extend Employee’s medical coverage under COBRA.
     (b) Pursuant to the Employer’s Stock Plans and subject to the Stock Option Agreements between the Employer and Employee, Employee may exercise vested stock options after the Termination Date as defined in the stock plan in effect at the time of the Stock Option Grant Dates, in accordance with the terms and conditions of the Stock Option Agreements. In regard to the Stock Option Grant of 300,000 shares awarded on January 21, 2004, Employee will be eligible to exercise 150,000 options at an option price of $25.25 as of January 31, 2007, through 90 days after the Termination Date. The remaining 150,000 options shall be forfeited by Employee.
Employee understands and acknowledges that his continuous status as an Employee, as defined in the Plan, will end on January 31, 2007. Employee also understands that during the Benefits Extension Period, stock options from previous grants will continue to vest. Employee further understands that pursuant to the Stock Plans and the Stock Option Agreements, any stock options that are unvested as of the final Termination Date as well as the forfeited 150,000 options from the January 21, 2004, grant noted above, and any vested stock options that are not exercised during the applicable time period following the Termination Date shall be forfeited by the Employee.
     (c) Employer agrees to pay Employee a bonus for fiscal year 2005 that will be based on the Senior Vice President of Merchandising bonus plan. Employee understands that this bonus will not be paid if Employer does not pay bonuses based on Company performance for the fiscal year. The bonus, if payable, will be paid in Spring 2006 and will be calculated based on results in two categories: Corporate EBT, and Personal Goals. Employee is not eligible for any potential discretionary bonus payment(s).
     (d) The benefits and bonus payment described in Paragraph 3 are not otherwise owed to Employee and are being offered to Employee in exchange for Employee’s agreement to be bound by the terms of this Agreement. With the exception of the promises that Employer makes in this Agreement, Employer owes Employee no wages, commissions, bonuses, severance pay, or other compensation, benefits or payments of any kind. Without limiting the foregoing in any manner, Employee acknowledges and agrees that the benefits set forth in this Paragraph 3 shall be (i) in full payment of any and all salary, bonus, severance or other payments to which Employee is or may otherwise be entitled to receive from Employer; and (ii) in full settlement of any and all claims, disputes, differences or other matters pertaining to, arising from, or associated with Employee’s employment with and separation of employment from Employer.
4. NON COMPETITION; RESTRICTIVE COVENANTS
     (a) Beginning on the Consulting Date and continuing for a period of thirty-six (36) months after the Termination Date, Employee shall not (unless Edward W. Stack in his sole judgment has waived in writing the application of this provision so that Employee may serve as a Board member in a specific case where the retailer is not a major vendor or competitor of Employer):

     (i) Own, manage, control, serve as a board member to, be employed by, be a consultant to, participate in, or be connected in any manner with the ownership, management, operation, or control of any entity that owns and/or operates a sporting goods store; or operates as a vendor or wholesaler of sporting goods; or
     (ii) Induce or solicit, directly or indirectly, any person who is an employee, officer or agent of the Employer to terminate said relationship, or otherwise assist in the recruitment of any Employer employee to accept employment with another employer, provided, that this Section 4(a)(ii) shall not prohibit Employee from providing positive business references when and if requested by former Employer employees for whom he was the supervisor while he was a Employer employee so long as the reference request was initiated by the former Employer employee and Employee does not induce, solicit, encourage or otherwise assist in the recruitment of any Employer employee to accept employment with another employer.
     (b) Except as expressly permitted by the Employer in writing, Employee shall not at any time, either before or after the Termination Date, knowingly disclose to any person not connected with the Employer or use for his own benefit or for the benefit of any person other than the Employer, any proprietary or confidential information either disclosed to or developed by Employee during his employment by the Employer. For purposes of this Agreement, the term “proprietary or confidential information” shall include, but not be limited to, any trade secret or confidential information, knowledge or data, whether of a technical or commercial nature, sales or production records or data, product pricing, formulas, inventions, products, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs, styles, financial statements or other financial information, engineering and tooling records and data, managerial and operational policies, ideas, plans, methods, practices and procedures, vendor arrangements and vendor lists, marketing strategies, and other confidential business information related to the conduct of the business of the Employer.
     (c) From and after the date hereof, Employee agrees that he shall (i) notify the Employer if he becomes employed, engaged, or retained (as an employee, consultant, board member, independent contractor, or other capacity) by any person or entity during the Benefit Extension Period or the twelve (12) month period thereafter, and (ii) reasonably cooperate with the Employer and respond to questions, information requests, and other reasonable requests for assistance, from the Employer or its agents or representatives with regard to the transition of one or more new employees into his previous position and other matter’s related to his employment with the Employer.
     (d) The provisions of this Section 4 shall be in lieu of the provisions of the Employee’s Amended and Restated Agreement dated January 17, 2003.
5. RELEASE AND WAIVER OF CLAIMS
     (a) As used in this Agreement, “Releasees” shall collectively mean Employer, its parents, subsidiaries, successors and assigns; the present or former directors, officers, shareholder’s, employees, agents, and attorneys of any of them; and the current or former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Employer; all in their individual and official capacities.

     (b) Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors, assigns and trustees, irrevocably and unconditionally releases, acquits and forever discharges Releasees of and from any and all charges, complaints, claims, actions, suits, and debts, of whatever nature, whether known or unknown, which Employee now has, may have, or claims to have, or which Employee at any prior time had or claimed to have against Employer or any of the Releasees, arising out of any matter occurring or accruing on or before the date Employee executes this Agreement, including, but not limited to, any claims arising from or during Employee’s employment with Employer, related to Employee’s employment with Employer, and/or as a result of Employee’s separation from employment with Employer.
     (c) The release and waiver set forth in subparagraph 5(b) of this Agreement includes, but is not limited to, any claims arising under any federal, state or local statutes, regulations, ordinances or common laws, specifically including, but not limited to: the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Civil Rights Act of 1866; the Civil Rights Act of 1871; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Employment Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Family and Medical Leave Act; the Sarbanes Oxley Act of 2002; the Pennsylvania Human Relations Act; and the Pennsylvania Wage Payment and Collection Law; all as amended; any common law claims including but not limited to those alleging wrongful discharge; intentional or negligent infliction of emotional distress; breach of contract; promissory or equitable estoppel; discrimination; defamation; invasion of privacy; negligence; breach of duty; and/or claims for attorney’s fees, punitive, compensatory and liquidated damages, expenses or costs,
     (d) Employee releases and discharges Releasees not only from any and all such claims or causes of action which Employee could make on Employee’s own behalf, but also those that may or could be brought by any person or organization on Employee’s behalf, and Employee specifically waives any right to become and promises not knowingly to become a member of any class in any proceeding or case in which any such claim or cause of action against Releasees may arise, in whole or in part, from any event which occurred on or before the date Employee executes this Agreement. In the event Employee has not knowingly become a member of any such class, he shall immediately withdraw from any such class as soon as he becomes or is made aware of being part of any such class.
     (e) Employee represents and warrants that Employee has not filed any charges, complaints, claims or actions against Employer or any of the other Releasees, based on any event that took place on or before the date Employee executes this Agreement. Employee further represents that Employee has not previously assigned or transferred or purported to have assigned or transferred, to any person or entity, any claim released by Employee under the Agreement or any portion thereof or interest therein.
     (f) The release and waiver set forth in this Agreement does not prohibit Employee from filing an administrative charge of alleged discrimination with the Equal Employment Opportunity Commission. However, Employee waives any right to monetary or other recovery should any federal, state or local administrative agency pursue any claim on Employee’s behalf relating in any way to Employee’s employment with Employer, to Employee’s separation from employment with Employer, or to any of the claims that are otherwise subject to the release and waiver of claims set forth in this Agreement.

     (g) Employee represents that Employee is not aware of any facts that would support any claim of discrimination or other unlawful conduct by any other current or former employee of Employer against Employer or any of the other Releasees.
     (h) The release and waiver set forth in this Agreement is in exchange for valuable consideration that Employee would not otherwise be entitled to receive.
     (i) Upon receipt of the consideration referred to herein, Employee will have received complete satisfaction of any and all claims, whether known, suspected, or unknown, that Employee may have or has had against Releasees. Employee waives any and all relief not explicitly provided for herein.
     (j) The release and waiver set forth in this Agreement does not diminish or otherwise adversely impact any vested benefits to which Employee might be entitled, if any, pursuant to any pension or retirement savings plan.
6. TERMINATION OF EMPLOYMENT; RETURN OF DOCUMENTS
     (a) Employee’s employment relationship with Employer has been permanently and irrevocably severed, and Employee forever waives any and all claims or right to reinstatement or future employment with Employer. Employee agrees that Employee shall not at any time seek or accept future employment with Employer in any capacity. A breach of this subparagraph 6(a) by Employee shall constitute lawful and just cause to refuse to employ Employee or to terminate Employee if already employed, and Employee shall have no cause of action against Employer for such refusal or termination.
     (b) Employee represents and warrants that as of the Consulting Date, Employee has returned to Employer any and all documents (including electronic and paper documents), software, equipment (including, but not limited to, computers and computer-related items), and all other materials or other things (including, but not limited to, identification and keys) in Employee’s possession, custody or control which are the property of Employer, as well as all copies and derivatives, in whatever form. Employee represents that Employee has not retained and will not retain any such documents, software, equipment, materials or other things which are the property of Employer, or any copies or derivatives thereof.
7. CONFIDENTIALITY OF THIS AGREEMENT, NON DISPARAGEMENT AND REFERENCES
     (a) Employee agrees that the existence, negotiation, terms and conditions of this Agreement are confidential. Except as expressly permitted by Employer in writing, and except for disclosures to Employee’s legal and financial advisors and members of Employee’s immediate family, Employee shall not from the date hereof disclose, directly or indirectly, to any person, this Agreement, the existence or nature hereof, or the terms or conditions set forth herein, or the circumstances surrounding Employee’s separation from Employer, and shall take reasonable steps necessary or appropriate to cause the members of Employee’s family and advisors to abide by such disclosure restriction. Notwithstanding the foregoing, Employee may disclose the existence, nature and terms of this Agreement if such disclosure is compelled by applicable law or governmental regulation.

     (b) Effective on the Consulting Date, and going forward, Employee has not made and shall not make or publish any statements that disparage, denigrate or are otherwise critical of Employer or any of the Releasees.
     (c) In the event Employer’s Human Resources Department receives a reference inquiry regarding Employee, Employer shall respond to such inquiry in accordance with its standard policy against releasing performance information and will confirm only the dates of Employee’s employment, and Employee’s final salary and last position held, and will not provide any additional information about Employee’s employment, unless additional disclosure is compelled by applicable law or governmental regulation.
8. CONSTRUCTION AND INTERPRETATION
     (a) Neither the Agreement nor anything contained herein shall be construed as an admission of liability for unlawful or wrongful acts, and this Agreement shall not be admissible in any proceeding as evidence of an admission by Employer of a violation of any federal, state or local constitutional provision, statute, regulation, ordinance, order or common law.
     (b) Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, other than the release and waiver of claims provisions contained herein, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     (c) Employer and Employee have had the opportunity to obtain the advice of legal counsel and to review this Agreement Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.
     (d) This Agreement is a fully integrated contract and sets forth the entire agreement between the parties with respect to the financial terms of Employee’s separation and Employee’s release and waiver of claims against Employer. This Agreement fully supersedes any and all prior agreements or understandings between the parties, except the Stock Option Agreements to which Employee is a party and which covers currently outstanding options and except the Stock Option Plan or Plans covering such agreements shall remain in effect (except to the extent their terms have been modified by the provisions of this Agreement such as the forfeiture of 150,000 of the covered options). This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns and may not be modified except in writing signed by both Employer and Employee.
     (e) The waiver by Employer of Employee’s breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Employee of the same or a different provision.
     (f) This Agreement shall be construed and enforced under the laws of Pennsylvania.
9. REASONABLE OPPORTUNITY TO REVIEW
     (a) Employer and Employee acknowledge that they have carefully read and fully understand the provisions of this Agreement, that they have had a full and fair opportunity to consider the terms of this Agreement (including the release and waiver of claims set forth herein) for a reasonable period of time, and that their acceptance of the terms of this Agreement is both knowing and voluntary.

     (b) Employee acknowledges that Employee has been advised to consult with a lawyer of Employee’s choosing and that Employee has had an opportunity to consult with a lawyer of Employee’s choosing regarding Employee’s lawful remedies and rights as well as the meaning and significance of the terms of this Agreement.
     (c) Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by Employer or by any of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.
     (d) Employee confirms that Employee has been given twenty-one (21) days to consider the terms of this Agreement before signing the Agreement. If Employee executes this Agreement prior to the expiration of the twenty-one (21) day period, Employee acknowledges that Employee does so solely because Employee already fully and carefully considered the Agreement before signing it.
     (e) Employee may revoke the release and waiver of claims under the Age Discrimination in Employment Act by delivering a written revocation to Jay Crosson, SVP of Human Resources, Dick’s Sporting Goods, 300 Industry Drive, RIDC Park West, Pittsburgh, PA 15275, within seven (7) days after executing the Agreement. The obligations of Employer set forth in this Agreement shall not commence until the seven (7) day period set forth herein has expired without Employee’s revocation. This Agreement (including without limitation the release and waiver of claims) shall become effective immediately upon the expiration of this seven (7) day period, absent revocation. If revoked during this period, it shall be null and void. If it is not revoked, it shall be deemed final at the end of the review and revocation periods described herein. Employee’s acceptance of any payments described in Paragraph 4 of this Agreement shall constitute an admission by Employee that Employee did not revoke the release and waiver of claims under the Age Discrimination in Employment Act as permitted herein.

10. EFFECTIVE DATE
The effective date of this Agreement shall be on the latest date of execution by the undersigned parties, but in no event before the expiration of the seven (7) day period set forth in Paragraph 9(e) above.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE
OF ALL KNOWN AND UNKNOWN CLAIMS.
                    DICK’S SPORTING GOODS, INC.

/s/ Gary M. Sterling	By:	/s/ Jay G. Crosson
Gray M. Sterling		Jay G. Crosson, Sr. Vice President
Human Resources

Dated: 1/31/06	Dated: 1/31/06

COMMONWEALTH OF PENNSYLVANIA	)
	)	SS.:
COUNTY OF ALLEGHENY	)
     On this 31 day of January, 2006, before me, the subscriber, personally came Jay G. Crosson, Senior Vice President of Human Resources, of DICK’S SPORTING GOODS, INC., known to me to be the same person described in and who executed the within instrument on behalf of DICK’S SPORTING GOODS, INC. and he duly acknowledged to me that he executed the same.
     Notary Public

/s/ Rhonda L. Mike

Notarial Seal
Rhonda L. Mike, Notary Public
Marshall Twp, Allegheny County
My Commission Expires February 22, 2007

Member Pennsylvania Association Of Notaries

COMMONWEALTH OF PENNSYLVANIA	)
	)	SS.:
COUNTY OF: ALLEGHENY
     On this 31 day of January, 2006, before me, the subscriber, personally came Gary M. Sterling known to me to be the same person described in and who executed the within instrument and she duly acknowledged to me that she executed the same.
Notary Public

/s/ Rhonda L. Mike

Notarial Seal
Rhonda L. Mike, Notary Public
Marshall Twp, Allegheny County
My Commission Expires February 22, 2007

Member Pennsylvania Association Of Notaries